Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS RECORD THIRD-QUARTER 2012 NET INCOME OF

$5.7 BILLION, OR RECORD $1.40 PER SHARE, ON REVENUE1 OF $25.9 BILLION

STRONG PERFORMANCE ACROSS ALL BUSINESSES

•	Continued momentum in all our businesses; strong lending in Commercial Banking, Business Banking, Mortgage Banking and Asset Management[2]

¡	Investment Bank reported favorable Fixed Income results; maintained #1 ranking for Global Investment Banking fees

¡	Consumer & Business Banking average deposits up 9%; Business Banking loan growth for the eighth consecutive quarter to a record $19 billion, up 8%

¡	Mortgage Banking record production revenue; originations of $47 billion, up 29%

¡	Credit Card sales volume[1] up 11%

¡	Commercial Banking reported record revenue; loan growth for the ninth consecutive quarter to a record $124 billion, up 15%

¡	Treasury & Securities Services reported record assets under custody of $18.2 trillion, up 12%

¡	Asset Management reported fourteenth consecutive quarter of positive net long-term product flows; record loan balances of $75 billion

•	JPMorgan Chase supported consumers, businesses and our communities[2]

¡	Provided $200 billion of credit[1] to consumers YTD; originated 664,000 mortgages YTD

¡	Provided $15 billion of credit[1] to U.S. small businesses YTD, up 21%

¡	Provided over $380 billion of credit[1] to corporations YTD

¡	Raised nearly $670 billion of capital for clients YTD

¡	$52 billion of capital raised and credit[1] provided for more than 1,300 nonprofit and government entities YTD, including states, municipalities, hospitals and universities

¡	Hired more than 4,500 U.S. veterans since the beginning of 2011

•	Third-quarter results included the following significant items:

¡	$900 million pretax benefit ($0.14 per share after-tax increase in earnings) from reduced mortgage loan loss reserves in Real Estate Portfolios

¡	$825 million pretax incremental charge-offs ($0.13 per share after-tax decrease in earnings) due to regulatory guidance on certain residential loans in Real Estate Portfolios

¡	$888 million pretax benefit ($0.14 per share after-tax increase in earnings) due to extinguishment gains on redeemed trust preferred capital debt securities in Corporate

¡	$684 million pretax expense ($0.11 per share after-tax decrease in earnings) for additional litigation reserves in Corporate

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	For notes on non-GAAP measures, including managed basis reporting, see page 14. For additional notes on financial measures, see page 15.
[2]	Comparisons below are versus prior year.
[3]	Includes the estimated impact of final Basel 2.5 rules and the Basel III Advanced Notice of Proposed Rulemaking.

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•	Fortress balance sheet strengthened

¡	Basel I Tier 1 common[1] of $135 billion; or 10.4%, up from 9.9% in the prior quarter

¡	Estimated Basel III Tier 1 common[1] of 8.4%[3], up from 7.9% in the prior quarter

¡	Loan loss reserves of $23 billion; Global Liquidity Reserve of $449 billion

New York, October 12, 2012 – JPMorgan Chase & Co. (NYSE: JPM) today reported record net income for third-quarter 2012 of $5.7 billion, compared with net income of $4.3 billion in the third quarter of 2011. Earnings per share were a record $1.40, compared with $1.02 in the third quarter of 2011. The Firm’s return on tangible common equity1 for the third quarter of 2012 was 16%, compared with 13% in the prior year.

Jamie Dimon, Chairman and Chief Executive Officer, commented on financial results: “The Firm reported strong performance across all our businesses in the third quarter of 2012. Revenue for the quarter was $25.9 billion, up 6% compared with the prior year, or 16% before the impact of DVA. These results reflected continued momentum in all our businesses.”

Dimon continued: “The Investment Bank reported favorable Fixed Income Markets results and maintained its #1 ranking for Global Investment Banking fees. Consumer & Business Banking average deposits were up 9% and Business Banking loan balances grew for the eighth consecutive quarter to a record $19 billion, up 8% compared with the prior year. Mortgage Banking originations were $47 billion, up 29% compared with the prior year. Credit Card sales volume1 was up 11% compared with the prior year. Commercial Banking reported record revenue and grew loan balances for the ninth consecutive quarter to a record $124 billion, up 15% compared with the prior year. Treasury & Securities Services assets under custody rose to a record $18.2 trillion, up 12% compared with the prior year. Asset Management reported positive net long-term product flows for the fourteenth consecutive quarter and record loan balances of $75 billion.”

Dimon commented: “Importantly, we believe the housing market has turned the corner. In our Mortgage Banking business, we were encouraged that credit trends continued to modestly improve, and, as a result, the Firm reduced the related loan loss reserves by $900 million. Despite this improvement, the absolute level of charge-offs remains elevated. We also expect to see high default-related expense for a while longer. We are acting responsibly to help homeowners and prevent foreclosures, offering nearly 1.4 million mortgage modifications and completing 578,000 since 2009. Credit trends in our credit card portfolio continued to improve, and the wholesale credit environment remained stable.”

“The underlying strength in the Firm’s results is reflected in our support for customers, corporate clients and communities around the world. The Firm has provided credit and raised capital of over $1.3 trillion for our commercial and consumer clients during the first nine months of 2012. This included more than $15 billion of credit provided for U.S. small businesses, an increase of 21% compared with the same period last year. This also included $52 billion of capital raised and credit1 provided for more than 1,300 nonprofit and government entities so far this year, including states, municipalities, hospitals and universities.”

Dimon added: “There were several significant items that affected our results this quarter – some positively, some negatively. As we always do, we discuss these significant items in detail within our disclosures.”

Commenting on the balance sheet, Dimon said: “We strengthened our fortress balance sheet, ending the third quarter with a strong Basel I Tier 1 common ratio1 of 10.4%, up from 9.9% in the second quarter. We estimate that our Basel III Tier 1 common ratio1 was approximately 8.4%3 at the end of the third quarter, up from 7.9% in the second quarter.”

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Dimon concluded: “I am proud of the momentum we are seeing throughout our businesses. The exceptional power of our franchise is evident in the solid foundation of our fortress balance sheet and the tremendous capacity of JPMorgan Chase to support our customers and communities around the world while making significant investments for the future.”

In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 14. The following discussion compares the third quarters of 2012 and 2011 unless otherwise noted.

INVESTMENT BANK (IB)

Results for IB				2Q12		3Q11
($ millions)	3Q12	2Q12	3Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$6,277	$6,766	$6,369	($489)	(7)%	($92)	(1)%
Provision for Credit Losses	(48)	21	54	(69)	NM	(102)	NM
Noninterest Expense	3,907	3,802	3,799	105	3	108	3
Net Income	$1,572	$1,913	$1,636	($341)	(18)%	($64)	(4)%

Discussion of Results:

Net income was $1.6 billion, down 4% from the prior year. These results reflected higher noninterest expense and lower net revenue, largely offset by a benefit from the provision for credit losses compared with a provision for credit losses in the prior year. Net revenue was $6.3 billion, compared with $6.4 billion in the prior year. Net revenue included a $211 million loss from DVA on certain structured and derivative liabilities resulting from the tightening of the Firm’s credit spreads compared with a gain of $1.9 billion in the prior year. Excluding the impact of DVA, net income was $1.7 billion1, up $1.2 billion from the prior year, and net revenue was $6.5 billion1, up $2.0 billion from the prior year.

Investment banking fees were $1.4 billion (up 38%), which consisted of debt underwriting fees of $805 million (up 62%), equity underwriting fees of $235 million (up 32%), and advisory fees of $389 million (up 7%). Combined Fixed Income and Equity Markets revenue was $4.8 billion, flat compared with the prior year. The portion of the synthetic credit portfolio transferred from the Chief Investment Office in Corporate to the IB on July 2, 2012 experienced a modest loss, which was included in Fixed Income Markets revenue. Credit Portfolio reported net revenue of $90 million.

Excluding the impact of DVA, Fixed Income and Equity Markets combined revenue was $4.8 billion1, up 24% from the prior year, driven by solid client revenue and broad-based strength across the Fixed Income businesses. Excluding the impact of DVA, Credit Portfolio net revenue was $289 million1, driven by net interest income on retained loans and fees on lending-related commitments.

The provision for credit losses was a benefit of $48 million, compared with a provision for credit losses in the prior year of $54 million. The ratio of the allowance for loan losses to end-of-period loans retained was 2.06%, compared with 2.30% in the prior year. Excluding the impact of the consolidation of Firm-administered multi-seller conduits effective on January 1, 2010, the ratio of the allowance for loan losses to end-of-period loans retained was 3.29%1, compared with 3.60%1 in the prior year.

Noninterest expense was $3.9 billion, up 3% from the prior year, driven by higher compensation expense, partially offset by lower noncompensation expense. The compensation ratio for the current quarter was 32%1, excluding the impact of DVA.

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Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)

•	Ranked #1 in Global Investment Banking Fees for the nine months ended September 30, 2012.

•

Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; #2 in Global Announced M&A; and #4 in Global Equity and Equity-related, based on year-to-date volume, for the nine months ended September 30, 2012.

•	Return on equity was 16% on $40.0 billion of average allocated capital (17%[1] excluding DVA).

•

End-of-period total loans were $71.2 billion, up 18% from the prior year and down 4% from the prior quarter. Nonaccrual loans were $794 million, down 44% from the prior year and 3% from the prior quarter.

RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				2Q12		3Q11
($ millions)	3Q12	2Q12	3Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$8,013	$7,935	$7,535	$78	1%	$478	6%
Provision for Credit Losses	631	(555)	1,027	1,186	NM	(396)	(39)
Noninterest Expense	5,039	4,726	4,565	313	7	474	10
Net Income	$1,408	$2,267	$1,161	($859)	(38)%	$247	21%

Discussion of Results:

Net income was $1.4 billion, compared with $1.2 billion in the prior year.

Net revenue was $8.0 billion, an increase of $478 million, or 6%, compared with the prior year. Net interest income was $3.9 billion, down $190 million, or 5%, driven by lower deposit margins and lower loan balances due to portfolio runoff, largely offset by higher deposit balances. Noninterest revenue was $4.1 billion, an increase of $668 million, or 19%, driven by higher mortgage fees and related income, partially offset by lower debit card revenue.

The provision for credit losses was $631 million, compared with $1.0 billion in the prior year and a benefit of $555 million in the prior quarter. The current-quarter provision reflected a $900 million reduction in the allowance for loan losses. Current-quarter total net charge-offs were $1.5 billion, including $825 million of incremental charge-offs reported in accordance with regulatory guidance requiring loans discharged under Chapter 7 bankruptcy and not reaffirmed by the borrower to be charged off to their collateral value and to be considered nonaccrual, regardless of their delinquency status. Excluding these incremental charge-offs, net charge-offs during the quarter would have been $706 million compared with $1.0 billion in the prior year and $795 million in the prior quarter. The prior-quarter provision reflected a $1.4 billion reduction in the allowance for loan losses.

Noninterest expense was $5.0 billion, an increase of $474 million, or 10%, from the prior year.

Consumer & Business Banking reported net income of $785 million, a decrease of $238 million, or 23%, compared with the prior year.

Net revenue was $4.3 billion, down 7% from the prior year. Net interest income was $2.7 billion, down 2% compared with the prior year, driven by the impact of lower deposit margin, predominantly offset

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by higher deposit balances. Noninterest revenue was $1.7 billion, a decrease of 15%, driven by lower debit card revenue, reflecting the impact of the Durbin Amendment.

The provision for credit losses was $107 million, compared with $126 million in the prior year. Net charge-offs were $107 million (2.33% net charge-off rate), compared with $126 million (2.91% net charge-off rate) in the prior year.

Noninterest expense was $2.9 billion, up 3% from the prior year, driven by investments in sales force and new branch builds.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted; banking portal ranking is per compete.com)

•	Average total deposits were $393.8 billion, up 9% from the prior year and 1% from the prior quarter; deposit growth rates were among the best in the industry.

•	Deposit margin was 2.56%, compared with 2.82% in the prior year and 2.62% in the prior quarter.

•	Checking accounts totaled 27.7 million, up 4% from the prior year and 1% from the prior quarter.

•

Number of branches was 5,596, an increase of 200 from the prior year and 33 from the prior quarter. Chase Private Client locations were 960, an increase of 821 from the prior year and 222 from the prior quarter.

•

Record end-of-period Business Banking loans were $18.6 billion, up 8% from the prior year and 2% from the prior quarter; originations were $1.7 billion, up 17% from the prior year and down 6% from the prior quarter; Chase continues to be the #1 SBA lender (in number of loans).

•	Branch sales of credit cards were down 16% from the prior year and 7% from the prior quarter.

•	Branch sales of investment products were up 23% compared with the prior year and 2% compared with the prior quarter.

•	Client investment assets, excluding deposits, were $154.6 billion, up 17% from the prior year and 5% from the prior quarter.

•

Number of active mobile customers was 9.8 million, an increase of 35% compared with the prior year and 8% compared with the prior quarter; QuickDeposit active customers doubled compared with the prior year and QuickPay active customers tripled compared with the prior year.

•	Number of active online customers was 18.2 million, an increase of 5% compared with the prior year and 2% from the prior quarter; Chase.com is the #1 most visited banking portal in the U.S.

Mortgage Production and Servicing reported net income of $563 million, an increase of $358 million compared with the prior year.

Mortgage production reported record pretax income of $1.1 billion, an increase of $594 million from the prior year. Mortgage production-related revenue, excluding repurchase losses, was a record $1.8 billion, an increase of $475 million, or 36%, from the prior year. These results reflected wider margins, driven by favorable market conditions, and higher volumes due to historically low interest rates and the Home Affordable Refinance Programs (“HARP”). Production expense was $678 million, an increase of $182 million, or 37%, reflecting higher volumes. Repurchase losses were $13 million, compared with $314 million in the prior year and $10 million in the prior quarter.

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Mortgage servicing reported a pretax loss of $159 million, compared with a pretax loss of $153 million in the prior year. Mortgage servicing revenue, including mortgage servicing rights (“MSR”) asset amortization, was $754 million, an increase of $57 million, or 8%, from the prior year due to lower MSR asset amortization, largely offset by lower servicing-related revenue. MSR risk management income was $150 million, compared with $16 million in the prior year. Servicing expense was $1.1 billion, an increase of $197 million, or 23%, from the prior year. The current quarter includes approximately $100 million of incremental expense for foreclosure-related matters.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•

Mortgage loan originations were $47.3 billion, up 29% from the prior year and 8% compared with the prior quarter; Retail channel originations (branch and direct-to-consumer) were $25.5 billion, up 14% from the prior year and down 2% compared with the prior quarter.

•	Mortgage loan application volumes were $73.2 billion, up 26% from the prior year and 9% from the prior quarter.

•	Total third-party mortgage loans serviced were $814.8 billion, down 12% from the prior year and 5% from the prior quarter.

Real Estate Portfolios reported net income of $60 million, compared with a net loss of $67 million in the prior year. The increase was driven by a lower provision for credit losses.

Net revenue was $1.0 billion, a decrease of $145 million, or 13%, from the prior year. The decrease was driven by a decline in net interest income, resulting from lower loan balances due to portfolio runoff.

The provision for credit losses was $520 million, compared with $899 million in the prior year. The current quarter provision reflected a $900 million reduction in the allowance for loan losses due to improved delinquency trends and lower estimated losses, primarily in the Home Equity Portfolio. Net charge-offs totaled $1.4 billion, including $825 million of incremental charge-offs reported in accordance with regulatory guidance requiring loans discharged under Chapter 7 bankruptcy and not reaffirmed by the borrower to be charged off to their collateral value and to be considered nonaccrual, regardless of their delinquency status. Excluding these incremental charge-offs, net charge-offs during the quarter would have been $595 million, compared with $899 million in the prior year and $696 million in the prior quarter. Home equity net charge-offs were $1.1 billion (6.22% net charge-off rate1), compared with $581 million (2.82% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $152 million (6.89% net charge-off rate1), compared with $141 million (5.43% net charge-off rate1). Prime mortgage, including option ARMs, net charge-offs were $143 million (1.37% net charge-off rate1), compared with $172 million (1.48% net charge-off rate1).

Excluding the effect of the incremental charge-offs resulting from the regulatory guidance noted above, Home Equity net charge-offs would have been $402 million (2.23% adjusted net charge-off rate1), compared with $581 million (2.82% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs would have been $91 million (4.13% adjusted net charge-off rate1), compared with $141 million (5.43% net charge-off rate1). Prime mortgage, including option ARMs, net charge-offs would have been $97 million (0.93% adjusted net charge-off rate1), compared with $172 million (1.48% net charge-off rate1).

Nonaccrual loans were $8.1 billion, compared with $6.3 billion in the prior year and $6.7 billion in the prior quarter. Before the impact of several changes noted below, nonaccrual loans would have been

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$5.1 billion for the third quarter, down from $6.3 billion in the prior year and $5.3 billion in the prior quarter. The current quarter included $1.7 billion of loans that were reported as nonaccrual as a result of the regulatory guidance noted above. The current quarter nonaccrual loans also reflected the effect of regulatory guidance implemented in the first quarter of 2012 as a result of which the Firm began reporting performing junior liens that are subordinate to nonaccrual senior liens as nonaccrual loans. Such junior liens were $1.3 billion in the current quarter and $1.5 billion in the prior quarter.

Noninterest expense was $386 million, up by $23 million, or 6%, from the prior year due to an increase in servicing costs.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted. Average loans include PCI loans)

•	Average home equity loans were $93.2 billion, down by $11.6 billion.

•	Average mortgage loans were $90.5 billion, down by $10.6 billion.

•	Allowance for loan losses was $11.3 billion, compared with $14.7 billion.

•	Allowance for loan losses to ending loans retained, excluding PCI loans was 4.63%, compared with 7.12%.

CARD SERVICES & AUTO (Card)

Results for Card				2Q12		3Q11
($ millions)	3Q12	2Q12	3Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,723	$4,525	$4,775	$198	4%	($52)	(1)%
Provision for Credit Losses	1,231	734	1,264	497	68	(33)	(3)
Noninterest Expense	1,920	2,096	2,115	(176)	(8)	(195)	(9)
Net Income	$ 954	$1,030	$ 849	($76)	(7)%	$105	12%

Discussion of Results:

Net income was $954 million, an increase of $105 million, or 12%, compared with the prior year. The increase was driven by lower noninterest expense and lower provision for credit losses, partially offset by lower net revenue.

Net revenue was $4.7 billion, a decrease of $52 million, or 1%, from the prior year. Net interest income was $3.4 billion, down $78 million, or 2%, from the prior year. The decrease was driven by narrower loan spreads, lower average loan balances, and lower late fee income. These decreases were largely offset by lower revenue reversals associated with lower net charge-offs. Noninterest revenue was $1.3 billion, an increase of $26 million, or 2%, from the prior year. The increase was driven by higher net interchange and merchant servicing revenue, largely offset by higher amortization of direct loan origination costs.

The provision for credit losses was $1.2 billion, compared with $1.3 billion in the prior year and $734 million in the prior quarter. The current-quarter provision reflected lower net charge-offs and a small reduction in the allowance for loan losses. The prior-year provision included a $370 million reduction in the allowance for loan losses. The Credit Card net charge-off rate1 was 3.57%, down from 4.70% in the prior year and 4.32% in the prior quarter; and the 30+ day delinquency rate1 was 2.15%, down from 2.89% in the prior year and up from 2.13% in the prior quarter. The Auto net charge-off rate was 0.74%, up from 0.36% in the prior year and from 0.17% in the prior quarter. Regulatory guidance requiring loans discharged under Chapter 7 bankruptcy and not reaffirmed by the borrower to be charged off to their collateral value, regardless of their delinquency status, resulted in an incremental

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$55 million of net charge-offs. Excluding these incremental charge-offs, Auto net charge-offs would have been $35 million for the current quarter, and the net charge-off rate would have been 0.29%.

Noninterest expense was $1.9 billion, a decrease of $195 million, or 9%, from the prior year, driven by lower marketing expense.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Return on equity was 23% on $16.5 billion of average allocated capital.

•	Credit Card average loans were $124.3 billion, down 2% from prior year and 1% from the prior quarter.

•	#1 credit card issuer in the U.S. based on outstandings[2]; #1 Global Visa issuer based on consumer and business credit card sales volume.[2]

•

Credit Card sales volume[2] was $96.6 billion, up 11% compared with the prior year and 1% compared with the prior quarter; Card Services general purpose credit card sales volume growth has outperformed the industry since the first quarter of 2008.[2]

•	Credit Card new accounts of 1.6 million were opened; Credit Card open accounts of 63.9 million.

•	Card Services net revenue as a percentage of average loans was 12.46%, compared with 12.36% in the prior year and 11.91% in the prior quarter.

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Merchant processing volume was $163.6 billion, up 18% from the prior year and 2% from the prior quarter; total transactions processed were 7.4 billion, up 21% from the prior year and 4% from the prior quarter.

•	Average auto loans were $48.4 billion, up 4% from the prior year and flat compared with the prior quarter.

•	Auto originations were $6.3 billion, up 7% from the prior year and 9% from the prior quarter.

COMMERCIAL BANKING (CB)

Results for CB				2Q12		3Q11
($ millions)	3Q12	2Q12	3Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,732	$1,691	$1,588	$41	2%	$144	9%
Provision for Credit Losses	(16)	(17)	67	1	6	(83)	NM
Noninterest Expense	601	591	573	10	2	28	5
Net Income	$690	$673	$571	$17	3%	$119	21%

Discussion of Results:

Net income was $690 million, an increase of $119 million, or 21%, from the prior year. The improvement was driven by an increase in net revenue and lower provision for credit losses, partially offset by higher expense.

Net revenue was a record $1.7 billion, an increase of $144 million, or 9%, from the prior year. Net interest income was $1.1 billion, up by $82 million, or 8%, driven by growth in loan and liability balances, partially offset by spread compression on loan products. Noninterest revenue was $586 million, up $62 million, or 12%, compared with the prior year, primarily driven by higher investment banking revenue.

Revenue from Middle Market Banking was $838 million, an increase of $47 million, or 6%, from the prior year. Revenue from Commercial Term Lending was $298 million, flat compared with the prior

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year. Revenue from Corporate Client Banking was $370 million, an increase of $64 million, or 21%, from the prior year. Revenue from Real Estate Banking was $106 million, an increase of $2 million, or 2%, from the prior year.

The provision for credit losses was a benefit of $16 million, compared with a provision for credit losses of $67 million in the prior year. There were net recoveries of $18 million in the current quarter (0.06% net recovery rate), compared with net charge-offs of $17 million (0.06% net charge-off rate) in the prior year and net recoveries of $9 million (0.03% net recovery rate) in the prior quarter. The allowance for loan losses to period-end loans retained was 2.15%, down from 2.50% in the prior year and 2.20% in the prior quarter. Nonaccrual loans were $876 million, down by $567 million, or 39%, from the prior year, due to commercial real estate repayments and loan sales, and down by $41 million, or 4%, from the prior quarter.

Noninterest expense was $601 million, an increase of $28 million, or 5%, from the prior year, reflecting higher headcount-related2 expense.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Return on equity was 29% on $9.5 billion of average allocated capital.

•	Overhead ratio was 35%, down from 36% in the prior year.

•	Gross investment banking revenue (which is shared with the Investment Bank) was $431 million, up $111 million, or 35%, from the prior year and up $47 million, or 12%, from the prior quarter.

•	Record average loan balances were $122.1 billion, up $16.8 billion, or 16%, from the prior year and $3.7 billion, or 3%, from the prior quarter.

•	Record end-of-period loan balances were $123.7 billion, up $16.3 billion, or 15%, from the prior year and $3.2 billion, or 3%, from the prior quarter.

•	Average liability balances were $190.9 billion, up $10.6 billion, or 6%, from the prior year and down $2.4 billion, or 1%, from the prior quarter.

TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				2Q12		3Q11
($ millions)	3Q12	2Q12	3Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,029	$2,152	$1,908	($123)	(6)%	$121	6%
Provision for Credit Losses	(12)	8	(20)	(20)	NM	8	40
Noninterest Expense	1,443	1,491	1,470	(48)	(3)	(27)	(2)
Net Income	$ 420	$ 463	$ 305	($43)	(9)%	$115	38%

Discussion of Results:

Net income was $420 million, an increase of $115 million, or 38%, from the prior year. Compared with the prior quarter, net income decreased $43 million, or 9%, reflecting seasonal activity in securities lending and depositary receipts.

Net revenue was $2.0 billion, an increase of $121 million, or 6%, from the prior year. Treasury Services (“TS”) net revenue was $1.1 billion, an increase of $95 million, or 10%. The increase was driven by higher deposit balances and higher trade finance loan volumes. Worldwide Securities Services net revenue was $1.0 billion, an increase of $26 million, or 3%, compared with the prior year driven by higher deposit balances.

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TSS generated firmwide net revenue2 of $2.7 billion, including $1.7 billion by TS; of that amount, $1.1 billion was recorded in TS, $609 million in Commercial Banking and $67 million in other lines of business. The remaining $1.0 billion of firmwide net revenue was recorded in Worldwide Securities Services.

Noninterest expense was $1.4 billion, a decrease of $27 million, or 2%, compared with the prior year.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Pretax margin[2] was 32%, compared with 24% in the prior year and 34% in the prior quarter.

•	Return on equity was 22% on $7.5 billion of average allocated capital.

•	Average liability balances were $351.4 billion, up 3%.

•	Assets under custody were a record $18.2 trillion, up 12%.

•	End-of-period trade finance loans were $35.1 billion, up 17%.

•	International revenue was $1.1 billion, up 6%, and represented 54% of total revenue.

ASSET MANAGEMENT (AM)

Results for AM				2Q12		3Q11
($ millions)	3Q12	2Q12	3Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,459	$2,364	$2,316	$95	4%	$143	6%
Provision for Credit Losses	14	34	26	(20)	(59)	(12)	(46)
Noninterest Expense	1,731	1,701	1,796	30	2	(65)	(4)
Net Income	$443	$391	$385	$52	13%	$58	15%

Discussion of Results:

Net income was $443 million, an increase of $58 million, or 15%, from the prior year. These results reflected higher net revenue, lower noninterest expense and lower provision for credit losses.

Net revenue was $2.5 billion, an increase of $143 million, or 6%, from the prior year. Noninterest revenue was $1.9 billion, up $9 million from the prior year as higher valuations of seed capital investments and net product inflows were offset by the absence of a prior-year gain on the sale of an investment and lower loan-related revenue. Net interest income was $552 million, up by $134 million, or 32%, primarily due to higher deposit and loan balances.

Revenue from Private Banking was $1.4 billion, up 5% from the prior year. Revenue from Institutional was $563 million, up 18%. Revenue from Retail was $531 million, down 2%.

Assets under supervision were $2.0 trillion, an increase of $225 billion, or 12%, from the prior year. Assets under management were $1.4 trillion, an increase of $127 billion, or 10%, due to the effect of higher market levels and net inflows to long-term products. Custody, brokerage, administration and deposit balances were $650 billion, up $98 billion, or 18%, primarily due to the effect of higher market levels and custody and brokerage inflows.

The provision for credit losses was $14 million, compared with $26 million in the prior year.

Noninterest expense was $1.7 billion, a decrease of $65 million, or 4%, from the prior year, due to the absence of non-client-related litigation expense, partially offset by higher performance-based compensation.

JPMorgan Chase & Co.

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Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Pretax margin[2] was 29%, up from 21% in the prior year.

•

Assets under management reflected net inflows of $43 billion for the 12 months ended September 30, 2012. For the quarter, net inflows were $4 billion reflecting net inflows of $21 billion to long-term products, predominantly offset by net outflows of $17 billion from liquidity products. Net long-term product flows were positive for the fourteenth consecutive quarter.

•	Assets under management ranked in the top two quartiles for investment performance were 77% over 5 years, 78% over 3 years and 69% over 1 year.

•	Customer assets in 4 and 5 Star–rated funds were 45% of all rated mutual fund assets.

•	Assets under supervision were $2.0 trillion, up 12% from the prior year and 3% from the prior quarter.

•	Average loans were $71.8 billion, up 36% from the prior year and 7% from the prior quarter.

•	End-of-period loans were $74.9 billion, up 38% from the prior year and 6% from the prior quarter.

•	Average deposits were $127.5 billion, up 15% from the prior year and down slightly from the prior quarter.

CORPORATE/PRIVATE EQUITY

Results for Corporate/Private Equity				2Q12		3Q11
($ millions)	3Q12	2Q12	3Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$576	($2,609)	($132)	$3,185	NM	$708	NM
Provision for Credit Losses	(11)	(11)	(7)	—	—%	(4)	(57)%
Noninterest Expense	730	559	1,216	171	31	(486)	(40)
Net Income/(Loss)	$221	($1,777)	($645)	$1,998	NM	$866	NM

Discussion of Results:

Net income was $221 million, compared with a net loss of $645 million in the prior year.

Private Equity reported a net loss of $89 million, compared with a net loss of $347 million in the prior year. Net revenue was a loss of $135 million, compared with a loss of $546 million in the prior year, due to lower net valuation losses on both private and public investments.

Treasury and CIO reported net income of $369 million, compared with a net loss of $94 million in the prior year. Net revenue was $713 million, compared with net revenue of $102 million in the prior year. The current quarter revenue reflected $888 million of pretax extinguishment gains related to the redemption of trust preferred capital debt securities. The extinguishment gains were related to adjustments applied to the cost basis of the trust preferred capital debt securities during the period they were in a qualified hedge accounting relationship.

During the third quarter, the CIO effectively closed out the index credit derivative positions that were retained following the transfer of the synthetic credit portfolio to the IB on July 2, 2012. Principal transactions in CIO included $449 million of losses on this portfolio reflecting credit spread tightening during the quarter. Net revenue also included securities gains of $459 million from sales of available-

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for-sale investment securities during the current quarter. Net interest income was negative, reflecting the impact of lower portfolio yields and higher deposit balances across the Firm.

Other Corporate reported a net loss of $59 million, compared with a net loss of $204 million in the prior year. The current quarter included pretax expense of $684 million for additional litigation reserves, largely offset by other items, including tax adjustments. The prior year included pretax expense of $1.0 billion for additional litigation reserves.

JPMORGAN CHASE (JPM)(*)

Results for JPM				2Q12		3Q11
($ millions)	3Q12	2Q12	3Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$25,863	$22,892	$24,368	$2,971	13%	$1,495	6%
Provision for Credit Losses	1,789	214	2,411	1,575	NM	(622)	(26)
Noninterest Expense	15,371	14,966	15,534	405	3	(163)	(1)
Net Income	$5,708	$4,960	$4,262	$748	15%	$1,446	34%

(*)	Presented on a managed basis. See notes on page 14 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $25,146 million, $22,180 million, and $23,763 million for the third quarter of 2012, second quarter of 2012, and third quarter of 2011, respectively.

Discussion of Results:

Net income was $5.7 billion, up $1.4 billion, or 34%, from the prior year. The increase in earnings was driven by higher net revenue, lower provision for credit losses and lower noninterest expense.

Net revenue was $25.9 billion, up $1.5 billion, or 6%, compared with the prior year. Noninterest revenue was $14.7 billion, up $2.3 billion, or 18%, from the prior year, due to higher mortgage fees and related income, higher principal transactions and higher investment banking fees. The current quarter revenue reflected $888 million of pretax extinguishment gains related to the redemption of trust preferred capital debt securities. The extinguishment gains were related to adjustments applied to the cost basis of the trust preferred capital debt securities during the period they were in a qualified hedge accounting relationship. Net interest income was $11.2 billion, down $774 million, or 6%, compared with the prior year, reflecting the impact of low interest rates, as well as lower average trading balances, faster mortgage-backed securities repayments, limited reinvestment opportunities and the runoff of higher-yielding loans, partially offset by lower deposit costs.

The provision for credit losses was $1.8 billion, down $622 million, or 26%, from the prior year. The total consumer provision for credit losses was $1.9 billion, down $432 million from the prior year. The decrease in the consumer provision reflected a $900 million reduction of the allowance for loan losses related to the mortgage portfolio due to improved delinquency trends and lower estimated losses. Consumer net charge-offs 1 were $2.8 billion, compared with $2.7 billion in the prior year, resulting in net charge-off rates of 3.10% and 2.84%, respectively. The increase in consumer net charge-offs was primarily due to incremental charge-offs of $825 million for certain residential loans reported in accordance with regulatory guidance requiring loans discharged under Chapter 7 bankruptcy and not reaffirmed by the borrower to be charged off to their collateral value and to be considered nonaccrual, regardless of their delinquency status. The wholesale provision for credit losses was a benefit of $63 million compared with an expense of $127 million in the prior year. Wholesale net recoveries were $34 million, compared with net recoveries of $151 million in the prior year, resulting in net recovery rates of 0.05% and 0.24%, respectively. The Firm’s allowance for loan losses to end-of-period loans retained1 was 2.61%, compared with 3.74% in the prior year.

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The Firm’s nonperforming assets totaled $12.5 billion at September 30, 2012, up from the prior-quarter level of $11.4 billion and flat compared with the prior-year level of $12.5 billion. Before the impact of the reporting changes noted below, nonperforming assets would have been $9.5 billion for the third quarter, down from $9.9 billion in the prior quarter and $12.5 billion in the prior year. The current quarter included $1.7 billion of loans which were reported as nonaccrual in accordance with the regulatory guidance noted above. The current quarter nonaccrual loans also reflected the effect of regulatory guidance implemented in the first quarter of 2012 as a result of which the Firm began reporting performing junior liens that are subordinate to senior liens that are 90 days or more past due, as nonaccrual loans. Such junior liens were $1.3 billion in the current quarter and $1.5 billion in the prior quarter.

Noninterest expense was $15.4 billion, down $163 million, or 1%, compared with the prior year.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Basel I Tier 1 common ratio[1] was 10.4% at September 30, 2012, compared with 9.9% at June 30, 2012, and 9.9% at September 30, 2011.

•	Headcount was 259,547, an increase of 2,884, or 1%.

JPMorgan Chase & Co.

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1. Notes on non-GAAP financial measures:

a. In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.

b. The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the PCI portfolio totaled $5.7 billion, $5.7 billion and $4.9 billion at September 30, 2012, June 30, 2012, and September 30, 2011, respectively. In IB, the ratio for the allowance for loan losses to end-of-period loans is calculated excluding the impact of consolidated Firm-administered multi-seller conduits, to provide a more meaningful assessment of the IB’s allowance coverage.

c. Tangible common equity (“TCE”) represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. Return on tangible common equity measures the Firm’s earnings as a percentage of TCE. In management’s view, these measures are meaningful to the Firm, as well as analysts and investors, in assessing the Firm’s use of equity and in facilitating comparisons with peers.

d. The Basel I Tier 1 common ratio is Tier 1 common capital divided by Basel I risk-weighted assets. Tier 1 common capital is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries, and trust preferred capital debt securities. Tier 1 common capital, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common capital along with other capital measures to assess and monitor its capital position. On December 16, 2010, the Basel Committee issued its final version of the Basel Capital Accord, commonly referred to as “Basel III.” In June 2012, the U.S. federal banking agencies published final rules on Basel 2.5 that will go into effect on January 1, 2013 and result in additional capital requirements for trading positions and securitizations. Also, in June 2012, the U.S. federal banking agencies published for comment a Notice of Proposed Rulemaking (the “NPR”) for implementing Basel III, in the United States. The Firm’s estimate of its Tier 1 common ratio under Basel III is a non-GAAP financial measure and reflects the Firm’s current understanding of the Basel III rules and the application of such rules to its businesses as currently conducted based on information currently published by the Basel Committee and U.S. federal banking agencies, and therefore excludes the impact of any changes the Firm may make in the future to its businesses as a result of implementing the Basel III rules. The Firm’s estimates of its Basel III Tier 1 common ratio will evolve over time as the Firm’s businesses change, and as a result of further rule-making on Basel III implementation from U.S. federal banking agencies. Management considers this estimate as a key measure to assess the Firm’s capital position in conjunction with its capital ratios under Basel I requirements, in order to enable management, investors and analysts to compare the Firm’s capital under the Basel III capital standards with similar estimates provided by other financial services companies.

e. In Card Services & Auto, supplemental information is provided for Card Services to provide more meaningful measures that enable comparability with prior periods. The net charge-off and 30+ day delinquency rates presented include loans held-for-sale.

f. In the Investment Bank, the following metrics are provided excluding the impact of debit valuation adjustments (“DVA”): net revenue, net income, compensation ratio, and return on equity. These measures are used by management, investors and analysts to assess the underlying performance of the business.

JPMorgan Chase & Co.

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2. Additional notes on financial measures:

a. Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

b. Treasury & Securities Services firmwide metrics include certain TSS product revenue and liability balances reported in other lines of business related to customers who are also customers of those other lines of business. In order to capture the firmwide impact of TSS products and revenue, management reviews firmwide metrics such as liability balances, revenue and overhead ratios in assessing financial performance for TSS. Firmwide metrics are necessary, in management’s view, in order to understand the aggregate TSS business.

c. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective peers.

d. Credit card sales volume is presented excluding Commercial Card. Rankings and comparison of general purpose credit card sales volume are based on disclosures by peers and internal estimates. Rankings are as of the second quarter of 2012.

e. The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking, Card Services & Auto and Commercial Banking. The amount of credit provided to not-for-profit and government entities, including states, municipalities, hospitals and universities, represents that provided by the Investment Bank.

JPMorgan Chase & Co.

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JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern Time) to present third-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available at the Firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on October 12, 2012 through midnight, October 26, 2012 by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 22248891. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2012, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						NINE MONTHS ENDED SEPTEMBER 30,
					3Q12 Change					2012 Change
	3Q12		2Q12	3Q11	2Q12	3Q11	2012		2011	2011
SELECTED INCOME STATEMENT DATA
Reported Basis
Total net revenue	$25,146		$22,180	$23,763	13%	6%	$73,378		$75,763	(3)%
Total noninterest expense	15,371		14,966	15,534	3	(1)	48,682		48,371	1
Pre-provision profit	9,775		7,214	8,229	36	19	24,696		27,392	(10)
Provision for credit losses	1,789		214	2,411	NM	(26)	2,729		5,390	(49)
NET INCOME	5,708		4,960	4,262	15	34	15,592		15,248	2

Managed Basis (a)
Total net revenue	25,863		22,892	24,368	13	6	75,512		77,569	(3)
Total noninterest expense	15,371		14,966	15,534	3	(1)	48,682		48,371	1
Pre-provision profit	10,492		7,926	8,834	32	19	26,830		29,198	(8)
Provision for credit losses	1,789		214	2,411	NM	(26)	2,729		5,390	(49)
NET INCOME	5,708		4,960	4,262	15	34	15,592		15,248	2

PER COMMON SHARE DATA
Basic earnings	1.41		1.22	1.02	16	38	3.82		3.60	6
Diluted earnings	1.40		1.21	1.02	16	37	3.81		3.57	7

Cash dividends declared (b)	0.30		0.30	0.25	—	20	0.90		0.75	20
Book value	50.17		48.40	45.93	4	9	50.17		45.93	9

Closing share price (c)	40.48		35.73	30.12	13	34	40.48		30.12	34
Market capitalization	153,806		135,661	114,422	13	34	153,806		114,422	34

COMMON SHARES OUTSTANDING
Average: Basic	3,803.3		3,808.9	3,859.6	—	(1)	3,810.4		3,933.2	(3)
Diluted	3,813.9		3,820.5	3,872.2	—	(2)	3,822.6		3,956.5	(3)
Common shares at period-end	3,799.6		3,796.8	3,798.9	—	—	3,799.6		3,798.9	—

FINANCIAL RATIOS (d)
Return on common equity (“ROE”)	12%		11%	9%			11%		11%
Return on tangible common equity (“ROTCE”) (e)	16		15	13			15		16
Return on assets (“ROA”)	1.01		0.88	0.76			0.92		0.94
Return on risk-weighted assets (f)	1.74	(h)	1.52	1.40			1.61	(h)	1.70

CAPITAL RATIOS
Tier 1 capital ratio	11.9	(h)	11.3	12.1			11.9	(h)	12.1
Total capital ratio	14.7	(h)	14.0	15.3			14.7	(h)	15.3
Tier 1 common capital ratio (g)	10.4	(h)	9.9	9.9			10.4	(h)	9.9

SELECTED BALANCE SHEET DATA (period-end)
Total assets	$2,321,284		$2,290,146	$2,289,240	1	1	$2,321,284		$2,289,240	1
Wholesale loans	302,331		302,820	259,483	—	17	302,331		259,483	17
Consumer, excluding credit card loans	295,079		300,046	310,235	(2)	(5)	295,079		310,235	(5)
Credit card loans	124,537		124,705	127,135	—	(2)	124,537		127,135	(2)

Total Loans	721,947		727,571	696,853	(1)	4	721,947		696,853	4
Deposits	1,139,611		1,115,886	1,092,708	2	4	1,139,611		1,092,708	4
Common stockholders’ equity	190,635		183,772	174,487	4	9	190,635		174,487	9
Total stockholders’ equity	199,693		191,572	182,287	4	10	199,693		182,287	10

Deposits-to-loans ratio	158%		153%	157%			158%		157%

Headcount	259,547		262,882	256,663	(1)	1	259,547		256,663	1

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$1,572		$1,913	$1,636	(18)	(4)	$5,167		$6,063	(15)
Retail Financial Services	1,408		2,267	1,161	(38)	21	5,428		1,145	374
Card Services & Auto	954		1,030	849	(7)	12	3,167		3,493	(9)
Commercial Banking	690		673	571	3	21	1,954		1,724	13
Treasury & Securities Services	420		463	305	(9)	38	1,234		954	29
Asset Management	443		391	385	13	15	1,220		1,290	(5)
Corporate/Private Equity	221		(1,777)	(645)	NM	NM	(2,578)		579	NM

NET INCOME	$5,708		$4,960	$4,262	15	34	$15,592		$15,248	2

(a)	For further discussion of managed basis, see Note (a) on page 14.

(b)	On March 13, 2012, the Board of Directors increased the Firm's quarterly stock dividend from $0.25 to $0.30 per share.

(c)	Share prices shown for JPMorgan Chase's common stock are from the New York Stock Exchange. JPMorgan Chase’s common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(d)	Ratios are based upon annualized amounts.

(e)	ROTCE is a non-GAAP financial ratio, and it measures the Firm's earnings as a percentage of tangible common equity. For further discussion of this ratio, see page 46 of the Earnings Release Financial Supplement.

(f)	Return on Basel I risk-weighted assets is the annualized earnings of the Firm divided by its average risk-weighted assets.

(g)	Basel I Tier 1 common capital ratio (“Tier 1 common ratio”) is Tier 1 common capital (“Tier 1 common”) divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of Tier 1 common capital ratio, see page 46 of the Earnings Release Financial Supplement.

(h)	Estimated.